Exhibit 23.1

Independent Auditors’ Report and Consent

The Board of Directors

Exponent, Inc.:

The audits referred to in our report dated January 28, 2003, included the related financial statement schedule as of January 3, 2003, and for each of the years in the three-year period ended January 3, 2003, as listed in the index in Item 15(a)2 herein. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

We consent to incorporation by reference in the registration statements (Nos. 33-38479, 33-46054, 33-72510, 33-79368, 333-31830, 333-67806, and 333-99243) on Form S-8 of Exponent, Inc. of our reports dated January 28, 2003, relating to the consolidated balance sheets of Exponent, Inc. and subsidiaries as of January 3, 2003 and December 28, 2001, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 3, 2003 and the related schedule, which reports appear in the January 3, 2003, annual report on Form 10-K of Exponent, Inc.

Our report contains an explanatory paragraph that refers to the Company’s adoption of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” effective December 29, 2001.

/s/ KPMG LLP

Mountain View, California

April 2, 2003